Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-147570 and 333-149806) on Form S-8 and Registration Statements (Nos. 333-147569, 333-147758 and 333-164683) on Form S-3 of InfoLogix, Inc. of our report dated April 15, 2010, relating to our audits of the consolidated financial statements, and the financial statement schedule, which appear in this Annual Report on Form 10-K of InfoLogix, Inc. for the year ended December 31, 2009.

/s/ McGladrey & Pullen LLP

Blue Bell, Pennsylvania

April 15, 2010